NEWS RELEASE

Contact:
Alliance HealthCare Services
Howard Aihara
Executive Vice President
Chief Financial Officer
(949) 242-5300

ALLIANCE HEALTHCARE SERVICES REPORTS THIRD QUARTER 2015 RESULTS

NEWPORT BEACH, CA—November 5, 2015–Alliance HealthCare Services, Inc. (NASDAQ:AIQ) (the “Company,” “Alliance,” “we” or “our”), a leading national provider of outsourced diagnostic imaging through its Alliance HealthCare Radiology Division (“Alliance Radiology”), interventional radiology & pain management services through its Interventional Services Division (“Alliance HealthCare Interventional Partners”) and radiation therapy services through its Alliance HealthCare Oncology Division (“Alliance Oncology”), today announced the results for the third quarter and nine months ended September 30, 2015.

Third Quarter 2015 Highlights

•	Revenue for the third quarter of 2015 totaled $120.8 million, a 9.7% increase year-over-year.

•	The Company generated $33.9 million of Adjusted EBITDA (as defined below) and GAAP Net Income of $7.2 million.

•	The Company continued to generate strong cash flow, with $21.3 million in operating cash flows.

•	Alliance Radiology reported strong same store volume growth of +4.7% for MRI and +5.7% for PET/CT.

•	Alliance Oncology continued its same store volume growth trends, with strong same store stereotactic radiosurgery volume growth of +10.8% and linear accelerator volume decreasing 5.5%.

•	The Company produced Adjusted Net Income Per Share (as defined below) of $0.34 and GAAP Net Income Per Share of $0.67.

•
Fujian Thai Hot Investment Co., Ltd. (“Thai Hot”) agreed in principal to purchase a majority interest of the outstanding shares of our common stock from Oaktree and others, which is expected to close in the fourth quarter of 2015.

•	The Company obtained an additional 15.5% controlling interest in its existing partnership with Alliance-HNI, LLC (“AHNI”), resulting in the consolidation of AHNI.

•
Alliance Oncology entered into an agreement to acquire a 95% controlling interest in the Pacific Cancer Institute, a state-of-the-art radiation therapy and stereotactic radiosurgery center located in Maui, Hawaii, in October 2015. This transaction is expected to close late in the fourth quarter of 2015.

•
Alliance HealthCare Interventional Partners acquired a 60% controlling interest in PRC Associates, LLC, a premier provider of interventional pain management healthcare with eight locations in Central Florida and the Palm Coast in October 2015.

•	Company reaffirms 2015 Full Year Guidance.

Third Quarter 2015 Financial Results

“We achieved solid third quarter results, delivering strong cash flows and year-over-year revenue growth of 9.7%,” stated Tom Tomlinson, Chief Executive Officer and President of Alliance HealthCare Services. “Our sequential quarter and year-over-year performance reflects continued progress executing against our growth, cost management, and productivity improvement initiatives. Within the Alliance Oncology business, investments to upgrade radiation therapy equipment initiated last year at the Medical University of South Carolina sites realized same store volume growth of

67.2% within stereotactic radiosurgery. Linear accelerator volume remained challenged but I’m confident in our actions taken to improve performance across this offering. Our recent agreement to partner with Pacific Cancer Institute will both expand our footprint and add value to our Oncology network.”

Tomlinson continued, “In our Alliance Radiology business, we continued to make progress on key strategic initiatives, resulting in year-over-year growth within our MRI and PET/CT business lines and modest growth in overall division revenue. Returning our radiology business to growth has been a key priority. Reaching this goal is the result of our team’s improved sales performance, where we’ve seen stronger new sales, customer retention, and referring physician support. Operationally, we are delivering improved customer service and, as we have for many years, continued excellence in patient care and clinical quality. We continue to strategically compete on price to sustain and grow market share, with MRI pricing decreasing 7.1% and PET/CT pricing decreasing 6.6% year-over-year. Our RAD360 strategy continues to gain momentum with hospital systems and other providers, and we added one location during the quarter through a joint venture with an existing hospital system customer.

“Earlier this year we launched Alliance HealthCare Interventional Partners and our initial investment in the Pain Center of Arizona is off to a positive start, contributing $9.0 million in revenue in the third quarter of 2015. Yesterday, we announced our first addition to this platform with the acquisition of a majority interest in PRC, a market-leading, high profile practice with eight locations across northeast Florida. We continue to see very compelling future partnership opportunities in this fast-growing segment of the healthcare services market.”

Revenue for the third quarter of 2015 totaled $120.8 million compared to $110.1 million in the third quarter of 2014. Impacting revenue this quarter was approximately $9.0 million of interventional radiology revenue driven by the acquisition of The Pain Center of Arizona in February 2015. Continued pricing reductions in the Radiology Division negatively impacted revenue by $5.1 million, consistent with Alliance’s full year 2015 guidance. Revenue for our Oncology Division grew by 6.8% in the third quarter of 2015, to $25.2 million, from $23.6 million in the third quarter of 2014, largely due to the revenue generated by the acquisition of Charleston Area Radiation Therapy Center.

Alliance’s Adjusted EBITDA in the third quarter of 2015 decreased 3.1 % to $33.9 million from $35.0 million in the third quarter of 2014. Impacting third quarter Adjusted EBITDA was $5.1 million of radiology pricing reductions.

Alliance’s net income, computed in accordance with generally accepted accounting principles (GAAP), totaled $7.2 million in the third quarter of 2015 compared to $4.0 million in the third quarter of 2014.

Alliance’s historical income tax rate has been 42.5%, compared to the GAAP income tax rate of 41.4% in the third quarter of 2015 and 42.4% in the third quarter of 2014.

Net income on a diluted basis, computed in accordance with GAAP, was $0.67 per share in the third quarter of 2015 compared to $0.37 per share for same quarter of 2014. Net income per share on a diluted basis was impacted by $0.33 in the third quarter of 2015 and ($0.15) in the third quarter of 2014 in the aggregate due to restructuring charges, impairment charges, transaction costs, legal matter expenses, non-cash gain on step acquisition, and differences in the GAAP income tax rate from our historical income tax rate.

Cash flows provided by operating activities totaled $21.3 million in the third quarter of 2015 compared to $26.1 million in the third quarter of 2014. In the third quarter of 2015, total capital expenditures, including deposits on equipment, were $16.1 million ($7.4 million in cash capital expenditures and $8.7 million in equipment financing) compared to $11.7 million ($9.9 million in cash capital expenditure and $1.8 million in equipment financing) in the third quarter of 2014.

In the third quarter of 2015, capital expenditures (including deposits on equipment) in growth investments totaled $13.4 million and capital expenditures and cash deposits in maintenance investments totaled $2.7 million.

Alliance's net debt, defined as total long-term debt (including current maturities) less cash and cash equivalents, increased $33.2 million to $507.5 million at September 30, 2015 from $474.3 million at December 31, 2014, primarily due to amounts borrowed in connection with our acquisition of The Pain Center of Arizona during the first quarter of

2015. Cash and cash equivalents were $44.8 million at September 30, 2015 and $33.0 million at December 31, 2014. The Company's net debt, as defined above, divided by the last twelve months Consolidated Adjusted EBITDA was 3.78x for the twelve month period ended September 30, 2015 compared to 3.34x for the twelve month period ended a year ago. The Company's total debt, as defined above, divided by the last twelve months Consolidated Adjusted EBITDA was 4.11x for the twelve month period ended September 30, 2015 compared to 3.62x for the twelve month period ended a year ago.

Alliance’s decrease in net debt, before investments in acquisitions and before growth capital expenditures, was $8.3 million in the third quarter of 2015. After adjusting for investments in growth capital expenditures, Alliance’s net debt increased $5.1 million in the third quarter of 2015.

“During the quarter, we also announced the purchase by Thai Hot of the shares currently held by Oaktree and others. As we work towards the anticipated close of the transaction late in the fourth quarter, we remain excited about this positive development for Alliance, and confident in the support of our new majority shareholder in our strategic direction and leadership of the Company,” commented Tomlinson. “Moving forward, we remain committed to disciplined use of capital, making strategic investments in growth projects, actively seeking opportunities to implement cost and productivity initiatives, as well as maintaining leverage at a reasonable level. Overall, we are encouraged by the recent momentum and have high confidence in our ability to drive growth across the business, enhance the value proposition to our customers, and maximize shareholder value over the long-term.”

Full Year 2015 Guidance

Alliance is reaffirming its full year 2015 guidance ranges as follows:

2015 Full Year
Guidance Ranges

Revenue	$470 - $505
Adjusted EBITDA	$125 - $150
Capital expenditures:
Maintenance	Approximately $35
Growth	$45 - $55
Decrease in long-term debt, net of change in cash and cash equivalents (before investments in acquisitions and debt refinancing costs), before capital expenditures	$20 - $45
(Increase) in long-term debt, net of change in cash and cash equivalents (before investments in acquisitions and debt refinancing costs), after capital expenditures	($10) - ($25)

Third Quarter 2015 Earnings Conference Call

Investors and all others are invited to listen to a conference call discussing third quarter 2015 results. The conference call is scheduled for Thursday, November 5, 2015 at 5:00 p.m. Eastern Time. The call will be broadcast live on the Internet and can be accessed by visiting the Company’s website at www.alliancehealthcareservices-us.com. Click on Audio Presentations in the Investors section of the website to access the link.

The conference call can be accessed at (877) 638-4550. Interested parties should call at least five minutes prior to the call to register. A telephone replay will be available until December 4, 2015. The telephone replay can be accessed by calling (800) 585-8367. The conference call identification number is 70527623.

Definition of Non-GAAP Measures

Adjusted EBITDA and Adjusted Net Income Per Share are not measures of financial performance under generally accepted accounting principles in the United States, or “GAAP.”

For a more detailed discussion of these non-GAAP financial measures and reconciliation to the most directly comparable GAAP financial measure, see the section entitled “Non-GAAP Measures” included in the tables following this release.

About Alliance HealthCare Services

Alliance HealthCare Services (NASDAQ: AIQ) is a leading national provider of outsourced healthcare services with a 30+year track record of award-winning patient care/satisfaction and service line expertise. Providing diagnostic radiology services through its Radiology Division (Alliance HealthCare Radiology), interventional radiology & pain management services through its Interventional Services Division (Alliance HealthCare Interventional Services) and radiation oncology services through its Oncology Division (Alliance HealthCare Oncology), Alliance is the nation’s largest provider of advanced diagnostic mobile imaging services, an industry-leading operator of fixed-site imaging centers, and a leading provider of stereotactic radiosurgery nationwide. As of September 30, 2015, Alliance operated 532 diagnostic imaging and radiation therapy systems, including 116 fixed-site imaging centers across the country; and 30 radiation therapy centers and stereotactic radiosurgery (SRS) facilities. With a strategy of partnering with hospitals, health systems and physician practices, Alliance provides quality clinical services for over 1,000 hospitals and other healthcare partners in 44 states where approximately 2,050 Alliance Team Members are committed to providing exceptional patient care and exceeding customer expectations. For more information, visit www.alliancehealthcareservices-us.com.

Forward-Looking Statements

This press release contains forward-looking statements relating to future events, including statements related to the Company’s long-term growth strategy and efforts to diversify its business model, the Company’s plans to expand its new Interventional Services Division both organically and through one or more acquisitions, the Company’s expectations regarding growth across the Company’s divisions, the expansion of its service footprint and revenue growth, maximizing shareholder value, the anticipated close of the Thai Hot transaction, and the Company’s Full Year 2015 Guidance, including its forecasts of revenue, Adjusted EBITDA, capital expenditures, and decrease in long-term debt. In this context, forward-looking statements often address the Company’s expected future business and financial results and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks” or “will.” Forward-looking statements by their nature address matters that are uncertain and subject to risks. Such uncertainties and risks include: changes in the preliminary financial results and estimates due to the restatement or review of the Company’s financial statements; the nature, timing and amount of any restatement or other adjustments; the Company’s ability to make timely filings of its required periodic reports under the Securities Exchange Act of 1934; issues relating to the Company’s ability to maintain effective internal control over financial reporting and disclosure controls and procedures; the Company’s high degree of leverage and its ability to service its debt; factors affecting the Company’s leverage, including interest rates; the risk that the counterparties to the Company’s interest rate swap agreements fail to satisfy their obligations under these agreements; the Company’s ability to obtain financing; the effect of operating and financial restrictions in the Company’s debt instruments; the accuracy of the Company’s estimates regarding its capital requirements; the effect of intense levels of competition in the Company’s industry; changes in the methods of third party reimbursements for diagnostic imaging and radiation oncology services; fluctuations or unpredictability of the Company’s revenues, including as a result of seasonality; changes in the healthcare regulatory environment; the Company’s ability to keep pace with technological developments within its industry; the growth or lack thereof in the market for imaging, radiation oncology and other services; the disruptive effect of hurricanes and other natural disasters; adverse changes in general domestic and worldwide economic conditions and instability and disruption of credit markets; difficulties the Company may face in connection with recent, pending or future acquisitions, including unexpected costs or liabilities resulting from the acquisitions, diversion of management’s attention from the operation of the Company’s business, and risks associated with integration of the acquisitions; and other risks and uncertainties identified in the Risk Factors section of the Company’s Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission (the “SEC”), as may be modified or supplemented by our subsequent filings with the SEC. These uncertainties may cause actual future results or outcomes to differ materially from those expressed in the Company’s forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake to update its forward-looking statements except as required under the federal securities laws.

ALLIANCE HEALTHCARE SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
AND COMPREHENSIVE INCOME
(Unaudited)
(in thousands, except per share amounts)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2014	2015	2014	2015
Revenues	$110,137	$120,784	$326,740	$348,717
Costs and expenses:
Cost of revenues, excluding depreciation and amortization	59,401	67,057	175,968	196,428
Selling, general and administrative expenses	19,811	24,543	57,934	66,298
Transaction costs	573	432	1,512	1,964
Severance and related costs	455	277	2,315	731
Impairment charges	4	71	240	6,817
Depreciation expense	12,743	12,247	42,812	35,952
Amortization expense	1,961	2,377	5,870	6,907
Interest expense and other, net	6,208	6,660	18,570	19,582
Other income, net	(602)	(10,451)	(933)	(10,324)
Total costs and expenses	100,554	103,213	304,288	324,355
Income before income taxes, earnings from unconsolidated investees, and noncontrolling interest	9,583	17,571	22,452	24,362
Income tax expense	2,948	5,098	6,256	5,304
Earnings from unconsolidated investees	(1,219)	(592)	(3,459)	(3,047)
Net income	7,854	13,065	19,655	22,105
Less: Net income attributable to noncontrolling interest	(3,843)	(5,861)	(10,928)	(15,111)
Net income attributable to Alliance HealthCare Services, Inc.	$4,011	$7,204	$8,727	$6,994
Comprehensive income, net of taxes:
Net income attributable to Alliance HealthCare Services, Inc.	$4,011	$7,204	$8,727	$6,994
Unrealized gain (loss) on hedging transactions, net of taxes	50	(8)	(165)	(149)
Comprehensive income, net of taxes	$4,061	$7,196	$8,562	$6,845
Income per common share attributable to Alliance HealthCare Services, Inc.:
Basic	$0.37	$0.67	$0.82	$0.65
Diluted	$0.37	$0.67	$0.80	$0.65
Weighted-average number of shares of common stock and common stock equivalents:
Basic	10,710	10,716	10,683	10,715
Diluted	10,851	10,815	10,864	10,831

ALLIANCE HEALTHCARE SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands)

	December 31, 2014	September 30, 2015
ASSETS
Current assets:
Cash and cash equivalents	$33,033	$44,848
Accounts receivable, net of allowance for doubtful accounts of $4,055 in 2014 and $3,700 in 2015	62,503	69,308
Deferred income taxes	16,834	16,834
Prepaid expenses	12,527	13,598
Other receivables	5,686	2,299
Total current assets	130,583	146,887
Equipment, at cost	827,638	862,640
Less accumulated depreciation	(678,291)	(687,419)
Equipment, net	149,347	175,221
Goodwill	63,864	89,817
Other intangible assets, net	115,930	140,962
Deferred financing costs, net	8,119	7,075
Other assets	33,042	33,272
Total assets	$500,885	$593,234
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$12,109	$15,520
Accrued compensation and related expenses	19,808	20,041
Accrued interest payable	3,154	3,271
Income taxes payable	—	41
Other accrued liabilities	26,542	26,688
Current portion of long-term debt	15,512	29,915
Total current liabilities	77,125	95,476
Long-term debt, net of current portion	491,777	522,401
Other liabilities	6,623	6,121
Deferred income taxes	36,840	40,892
Total liabilities	612,365	664,890
Commitments and contingencies (Note 12)
Stockholders’ deficit:
Common stock	107	107
Treasury stock	(3,138)	(3,138)
Additional paid-in capital	27,653	28,838
Accumulated comprehensive loss	(351)	(500)
Accumulated deficit	(194,091)	(187,097)
Total stockholders’ deficit attributable to Alliance HealthCare Services, Inc.	(169,820)	(161,790)
Noncontrolling interest	58,340	90,134
Total stockholders’ deficit	(111,480)	(71,656)
Total liabilities and stockholders’ deficit	$500,885	$593,234

ALLIANCE HEALTHCARE SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Nine Months Ended
	September 30,
Operating activities:	2014	2015
Net income	$19,655	$22,105
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	1,999	2,373
Share-based payment	1,117	1,242
Depreciation and amortization	48,682	42,859
Amortization of deferred financing costs	1,440	2,602
Accretion of discount on long-term debt	334	357
Adjustment of derivatives to fair value	269	100
Distributions greater than undistributed earnings from investees	581	3,980
Deferred income taxes	1,161	4,043
Gain on sale of assets	(559)	(685)
Non-cash gain on step acquisition	—	(9,950)
Gain on acquisition	—	(211)
Impairment charges	240	6,817
Excess tax benefit from share-based payment arrangements	(585)	5
Changes in operating assets and liabilities, net of the effects of acquisitions:
Accounts receivable	(2,331)	(2,674)
Prepaid expenses	(806)	(1,877)
Other receivables	351	451
Other assets	(768)	2,667
Accounts payable	451	(362)
Accrued compensation and related expenses	(4,497)	(968)
Accrued interest payable	1,489	116
Income taxes payable	6	55
Other accrued liabilities	763	(4,253)
Net cash provided by operating activities	68,992	68,792
Investing activities:
Equipment purchases	(23,194)	(39,384)
Decrease in deposits on equipment	(3,290)	(13,024)
Acquisitions, net of cash received	(1,529)	(24,511)
Proceeds from sale of assets	985	868
Net cash used in investing activities	(27,028)	(76,051)

ALLIANCE HEALTHCARE SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
(Unaudited)
(in thousands)

	Nine Months Ended
	September 30,
	2014	2015
Financing activities:
Proceeds from equipment debt	3,843	23,295
Principal payments on equipment debt	(8,005)	(6,010)
Proceeds from term loan facility	—	29,850
Principal payments on term loan facility	(3,675)	(8,651)
Principal payments on revolving loan facility	(37,000)	(28,000)
Proceeds from revolving loan facility	18,000	26,000
Payments of debt issuance costs	—	(684)
Noncontrolling interest in subsidiaries	(11,246)	(16,746)
Equity purchase of noncontrolling interest	(691)	—
Excess tax benefit from share-based payment arrangements	585	(5)
Proceeds from shared-based payment arrangements	466	25
Purchase of treasury stock	(140)	—
Net cash (used in) provided by financing activities	(37,863)	19,074
Net change in cash and cash equivalents	4,101	11,815
Cash and cash equivalents, beginning of period	34,702	33,033
Cash and cash equivalents, end of period	$38,803	$44,848
Supplemental disclosure of cash flow information:
Interest paid	$15,465	$16,973
Income taxes paid, net of refunds	5,974	300
Supplemental disclosure of non-cash investing and financing activities:
Capital lease obligations related to the purchase of equipment	$—	$1,294
Comprehensive loss from hedging transactions, net of taxes	(165)	(149)
Equipment purchases in accounts payable	1,225	2,417
Noncontrolling interest assumed in connection with acquisitions	—	33,606
Adjustment to equity of noncontrolling interest	1,700	—
Debt related to purchase of equipment	2,112	—
Extinguishment of note receivable	—	3,071
Transfer of equity investment as consideration in step acquisition	—	690
Transfer of equipment as consideration in step acquisition	—	477

Non-GAAP Measures

Adjusted EBITDA and Adjusted Net Income Per Share (the “Non-GAAP Measures”) are not measures of financial performance under generally accepted accounting principles in the United States, or “GAAP.”

Adjusted EBITDA, as defined by the Company’s management, represents net income (loss) before: interest expense, net of interest income; income taxes; depreciation expense; amortization expense; net income (loss) attributable to noncontrolling interests; non-cash share-based compensation; severance and related costs; restructuring charges; fees and expenses related to acquisitions, costs related to debt financing, legal matter expenses, non-cash impairment charges, other non-cash charges included in other (income) expense, net, which includes non-cash losses on sales of equipment, and non-cash gains on acquisitions of previously unconsolidated entities. The components used to reconcile net income (loss) to Adjusted EBITDA are consistent with our historical presentation of Adjusted EBITDA.

Adjusted Net Income Per Share, as defined by the Company’s management, represents net income (loss) before: restructuring charges; fees and expenses related to acquisitions; legal matter expenses; differences in the GAAP income tax rate compared to our historical income tax rate, and non-cash gains on acquisitions of previously unconsolidated entities. The components used to reconcile net income (loss) per share to Adjusted Net Income Per Share are consistent with our historical presentation of Adjusted Net Income Per Share.

Management uses the Non-GAAP Measures, and believes they are useful measures for investors, for a variety of reasons. Management regularly communicates the results of its Non-GAAP Measures and management’s interpretation of such results to its board of directors. Management also compares the Company’s results of its Non-GAAP Measures against internal targets as a key factor in determining cash incentive compensation for executives and other employees, largely because management feels that these measures are indicative of how our diagnostic imaging and radiation oncology businesses are performing and are being managed. The diagnostic imaging and radiation oncology industry continues to experience significant consolidation. These activities have led to significant charges to earnings, such as those resulting from acquisition costs, and to significant variations among companies with respect to capital structures and cost of capital (which affect interest expense) and differences in taxation and book depreciation of facilities and equipment (which affect relative depreciation expense), including significant differences in the depreciable lives of similar assets among various companies. In addition, management believes that because of the variety of equity awards used by companies, the varying methodologies for determining non-cash share-based compensation expense among companies and from period to period, and the subjective assumptions involved in that determination, excluding non-cash share-based compensation from Adjusted EBITDA enhances company-to-company comparisons over multiple fiscal periods and enhances the Company’s ability to analyze the performance of its diagnostic imaging and radiation oncology businesses.

In the future, the Company expects that it may incur expenses similar to the excluded items discussed above. Accordingly, the exclusion of these and other similar items in the Company’s non-GAAP presentation should not be interpreted as implying that these items are non-recurring, infrequent or unusual. The Non-GAAP Measures have certain limitations as analytical financial measures, which management compensates for by relying on the Company’s GAAP results to evaluate its operating performance and by considering independently the economic effects of the items that are or are not reflected in the Non-GAAP Measures. Management also compensates for these limitations by providing GAAP-based disclosures concerning the excluded items in the Company’s financial disclosures. As a result of these limitations and because the Non-GAAP Measures may not be directly comparable to similarly titled measures reported by other companies, however, the Non-GAAP Measures should not be considered as an alternative to the most directly comparable GAAP measure, or as an alternative to any other GAAP measure of operating performance.

ALLIANCE HEALTHCARE SERVICES, INC.
Non-GAAP Measures
(Unaudited)
(in thousands, except per share amounts)

The calculation of Adjusted EBITDA is shown below:

					Twelve
					Months
	Quarter Ended		Nine Months Ended		Ended
	September 30,		September 30,		September 30,
	2014	2015	2014	2015	2015
Net income attributable to Alliance HealthCare Services, Inc.	$4,011	$7,204	$8,727	$6,994	$8,885
Income tax expense (benefit)	2,948	5,098	6,256	5,304	6,375
Interest expense and other, net	6,208	6,660	18,570	19,582	25,705
Amortization expense	1,961	2,377	5,870	6,907	8,917
Depreciation expense	12,743	12,247	42,812	35,952	48,111
Share-based payment (included in selling, general and administrative expenses)	407	423	1,117	1,242	1,640
Severance and related costs	455	277	2,315	731	933
Noncontrolling interest in subsidiaries	3,843	5,861	10,928	15,111	19,066
Restructuring charges	(264)	216	2,191	707	1,118
Transaction costs	573	432	1,512	1,964	2,796
Impairment charges	4	71	240	6,817	6,885
Legal settlements (included in selling, general and administrative expenses)	2,000	2,924	3,621	5,827	7,793
Other non-cash charges (included in other income and expense, net)	64	22	415	805	900
Non-cash gain on step acquisition (included in other income and expense, net)	—	(9,950)	—	(9,950)	(9,950)
Total Adjusted EBITDA	$34,953	$33,862	$104,574	$97,993	$129,174

The reconciliation from net income to Adjusted EBITDA for the 2015 guidance range is shown below:

	2015 Full Year
	Guidance Range

Net income	$—	-	$10,000
Income tax expense	15,000	-	18,000
Depreciation expense; amortization expense; interest expense and other, net; noncontrolling interest in subsidiaries; share-based payment and other expenses	110,000	-	122,000
Adjusted EBITDA	$125,000	-	$150,000

ALLIANCE HEALTHCARE SERVICES, INC.
Non-GAAP Measures (continued)
(Unaudited)
(in thousands, except per share amounts)

The leverage ratio calculations as of September 30, 2015 are shown below:

Consolidated
Total debt	$552,316
Less: cash and cash equivalents	44,848
Net debt	$507,468

Adjusted EBITDA, last 12 months	$129,174
Add: pro-forma acquisitions in the last 12-month period (1)	5,173
Adjusted EBITDA, last 12 months, as adjusted	$134,347

Total leverage ratio	4.11 x
Net leverage ratio	3.78 x
(1) Gives pro-forma effect to acquisitions occurring during the last 12 months pursuant to the terms of the Credit Agreement.

The reconciliation of GAAP earnings per diluted common share to non-GAAP earnings per diluted common share, as adjusted, is shown below:

	Quarter Ended September 30,
	2014	2015
GAAP income per common share - diluted	$0.37	$0.67
Restructuring charges, net of taxes	(0.01)	0.01
Transaction costs, net of taxes	0.03	0.02
Impairment charges, net of taxes	—	—
Severance and related charges, net of taxes	0.02	0.01
Legal matter expenses, net of taxes	0.11	0.16
Gain on non-cash step acquisition, net of taxes	—	(0.53)
GAAP income tax rate compared to our historical income tax rate	—	—
Non-GAAP income per common share – diluted, as adjusted	$0.52	$0. 34

ALLIANCE HEALTHCARE SERVICES, INC.
Selected Statistical Information
(Unaudited)

Selected statistical information for the quarters ended September 30, 2014 and 2015 are shown below:

	Quarter Ended
	September 30,
	2014	2015
MRI statistics
Average number of total systems	249.7	264.1
Average number of scan-based systems	203.2	209.8
Scans per system per day (scan-based systems)	8.73	9.09
Total number of scan-based MRI scans	122,520	132,962
Price per scan	$334.92	$311.16
PET/CT statistics
Average number of systems	112.8	116.2
Scans per system per day	5.32	5.38
Total number of PET/CT scans	34,623	35,501
Price per scan	$942.10	$879.72
Radiation oncology statistics
Number of radiation oncology centers*	29	30
Linac treatments	20,749	21,118
Stereotactic radiosurgery patients	789	901
*Number of radiation oncology centers operated as of September 30, 2014 and 2015 included one unconsolidated joint venture.

Following are the components of revenue (in millions) for the quarters ended September 30, 2014 and 2015:

	Quarter Ended
	September 30,
	2014	2015
Scan-based MRI revenue	$41.0	$41.4
Non scan-based MRI revenue	4.7	6.2
Total MRI revenue	45.7	47.6
PET/CT revenue	33.5	32.3
Radiation oncology revenue	23.6	25.2
Other radiology revenue	7.3	6.4
Other revenue	—	9.3
Total	$110.1	$120.8

Total fixed site imaging center revenue	$29.3	$28.1

ALLIANCE HEALTHCARE SERVICES, INC.
Selected Statistical Information
(Unaudited)

Same Store Volume

The Company utilizes same store volume growth as a historical statistical measure of the MRI and PET/CT imaging procedure, linear accelerator (Linac) treatment and SRS case growth at its customers in a specified period on a year-over-year basis. Same store volume growth is calculated by comparing the cumulative scan, treatment or case volume at all locations in the current year quarter to the same quarter in the prior year. The group of customers whose volume is included in the scan or treatment volume totals is those that received service from Alliance for the full quarter in each of the comparison periods. A positive percentage represents growth over the prior year quarter and a negative percentage represents a decline over the prior year period. Alliance measures each of its major imaging and oncology modalities, MRI, PET/CT, Linac and SRS, separately.

The Radiology Division same store volume changes for the last four calendar quarters ended September 30, 2015 is as follows:

	Same Store
	Volume
	MRI	PET/CT
2014
Fourth quarter	6.9%	(0.80)%
2015
First Quarter	7.4%	3.4%
Second Quarter	6.8%	7.6%
Third Quarter	4.7%	5.7%

The Oncology Division same store volume changes for the last four calendar quarters ended September 30, 2015 is as follows:

	Same Store
	Volume
	Linac	SRS
2014
Fourth quarter	3.1%	5.5%
2015
First Quarter	(7.30)%	4.2%
Second Quarter	(9.40)%	3.5%
Third Quarter	(5.50)%	10.8%